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               LINCOLN NATIONAL CORPORATION AND SUBSIDIARIES

              EXHIBIT 11 - COMPUTATION OF PER SHARE EARNINGS

Year Ended December 31                           1993         1992        1991
                                                        (Restated)  (Restated)
PRIMARY
 Average shares outstanding (assuming
    conversion of Series A, E and F
    Preferred Stock) -------------------- 102,307,356   92,977,312  90,658,726
 Net effect of dilutive stock
    options (based on the treasury stock
    method using average market price) --     777,468      506,356     168,350
         Total shares outstanding ------- 103,084,824   93,483,668  90,827,076

FULLY DILUTED

 Average shares outstanding (assuming
   conversion of Series A, E and F
   Preferred Stock) --------------------- 102,307,356   92,977,312  90,658,726
 Net effect of dilutive stock options
   (based on the treasury stock method
   using the year-end market price,
   if higher than average market price) -     876,936      833,948     480,914
         Total shares outstanding ------- 103,184,292   93,811,260  91,139,640

DOLLAR INFORMATION (000's Omitted)

 Income before cumulative effect
   of accounting change ------------------    415,283      359,171     201,960

 Cumulative effect of accounting change --    (96,431)        --           --

         Net Income ----------------------    318,852      359,171     201,960

PER SHARE INFORMATION

 Primary:
   Income before cumulative
     effect of accounting change --------       $4.03        $3.84       $2.22
   Cumulative effect of
     accounting change ------------------        (.94)          --          --
         Net Income ---------------------       $3.09        $3.84       $2.22

 Fully Diluted:
   Income before cumulative
     effect of accounting change --------       $4.03        $3.83       $2.22
   Cumulative effect of
     accounting change ------------------        (.94)          --          --
         Net Income ---------------------       $3.09        $3.83       $2.22

Notes:  1.  Earnings per share are computed based on the average number of common shares outstanding during each year after assuming conversion of the Series A, E and F Preferred Stock.

        2. LNC did not include the dilutive impact of the stock option program in the computation of the earnings per share information appearing in the consolidated financial statements since it was immaterial.
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